EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedule of General Cable Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109, on January 1, 2007, the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans — an amendment of FASB Statements No. 87, 88, 106, and 132 (R), on December 31, 2006, and Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006), and the effectiveness of General Cable Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of General Cable Corporation for the year ended December 31, 2007, and our report dated June 25, 2008 appearing in the Annual Report on Form 11-K of the General Cable Savings Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
June 27, 2008